As filed with the Securities and Exchange Commission on June 30, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ONE LIBERTY PROPERTIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation or Organization)

13-3147497
(IRS Employer
Identification Number)

60 CUTTER MILL ROAD, SUITE 303
GREAT NECK, NEW YORK 11021
(Address of Principal Executive Offices) (Zip Code)

ONE LIBERTY PROPERTIES, INC. 2009 INCENTIVE PLAN
(Full Title of the Plan)

Mark H. Lundy, Esq.
Senior Vice President and Secretary
One Liberty Properties, Inc.
60 Cutter Mill Road
Great Neck, New York  11021
(Name and Address of Agent for Service)

516-466-3100
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Shares of common stock, par value $1.00 per share	546,625	$5.48	$2,995,505	$167.15

(1)
This registration statement registers 546,625 of the registrant’s shares of common stock, par value $1.00 per share, authorized for issuance under the registrant’s 2009 Incentive Plan, that have not yet been issued under such plan.

(2)
This registration statement shall also cover any of the registrant’s common stock which become issuable under the registrant’s 2009 Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(3)
Estimated solely for the purpose of calculating the registration fee.  Such estimate has been calculated pursuant to Rule 457(h) under the Securities Act and is based upon the average of the high and low price of the common stock of One Liberty Properties, Inc. as reported on the New York Stock Exchange on June 29, 2009.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I of Form S-8 to be contained in the prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference in this Registration Statement:

•
The Annual Report of One Liberty Properties, Inc. (the “Registrant”) on Form 10-K for the year ended December 31, 2008, filed on March 13, 2009, and Amendment No. 1 to the Form 10-K, filed on March 31, 2009;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009;

•	The Registrant’s Current Reports on Form 8-K filed on March 16, 2009, April 7, 2009, April 8, 2009, April 27, 2009, May 6, 2009, June 4, 2009, and June 24, 2009; and

•
The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A, filed on January 5, 2004, pursuant to Section 12(g) of the Exchange Act, as amended, and the description set forth in the final prospectus supplement filed pursuant to Rule 424(b)(2) on October 28, 2003, which is incorporated therein by reference, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of those documents furnished or otherwise not deemed to be filed), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.      Description of Securities.

Not applicable.

Item 5.      Interests of Named Experts and Counsel.

Simeon Brinberg, Esq., who is providing an opinion on the legality of the shares of common stock being registered hereby, is a Senior Vice President of the Registrant. As an officer of the Registrant, Mr. Brinberg participates in benefit plans of the Registrant, on the same basis as other similarly eligible officers, pursuant to which he owns or has restricted stock, options or other rights to acquire an aggregate of less than 1% of the Registrant’s outstanding shares of common stock. Mr. Brinberg is eligible to participate in the 2009 Incentive Plan.

Item 6.      Indemnification of Directors and Officers.

The Registrant’s charter obligates it to indemnify its directors and officers to the maximum extent permitted by Maryland law. The Maryland General Corporation Law (“MGCL”) permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities, unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith, or (b) was the result of active and deliberate dishonesty, or (ii) the director or officer actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (i) it is proved that the person actually received an improper benefit or profit in money, property or services, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.  The Registrant’s charter provides for elimination of the liability of its directors and officers to the registrant or its stockholders for money damages to the maximum extent permitted by Maryland law from time to time.

All of the Registrant’s directors and officers are covered by insurance policies maintained by the Registrant against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Item 7.      Exemption from Registration Claimed.

Not applicable.

Item 8.      Exhibits.

See Exhibit Index attached hereto.

Item 9.      Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the “Securities Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, One Liberty Properties, Inc. certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 30, 2009.

ONE LIBERTY PROPERTIES, INC. (Registrant)

By	/s/ Simeon Brinberg
Simeon Brinberg
Senior Vice President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, each of the undersigned constitutes and appoints Simeon Brinberg, David W. Kalish and Mark H. Lundy, and each of them, as attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement or amendment thereto has been signed by the following persons in the capacities indicated on June 30, 2009.

Signatures	Title

/s/ Fredric H. Gould	Chairman of the Board
Fredric H. Gould

/s/ Patrick J. Callan, Jr.	Chief Executive Officer, President and Director
Patrick J. Callan, Jr.	(Principal Executive Officer)

/s/ Joseph A. Amato	Director
Joseph A. Amato

/s/ Charles Biederman	Director
Charles Biederman

/s/ James J. Burns	Director
James J. Burns

/s/ Jeffrey A. Gould	Director
Jeffrey A. Gould

/s/ Matthew J. Gould	Director
Matthew J. Gould

/s/ J. Robert Lovejoy	Director
J. Robert Lovejoy

/s/ Eugene I. Zuriff	Director
Eugene I. Zuriff

/s/ David W. Kalish	Senior Vice President and Chief Financial Officer
David W. Kalish	(Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

Exhibit Number	Description of Document
4.1	One Liberty Properties, Inc. 2009 Incentive Plan (incorporated by reference to Exhibit A to One Liberty Properties, Inc.’s Proxy Statement on Schedule 14A filed on April 29, 2009)

5.1*	Opinion of Simeon Brinberg with respect to the legality of the securities being registered

23.1*	Consent of Simeon Brinberg (included in the opinion filed as Exhibit 5.1)

23.2*	Consent of Ernst & Young LLP

*	Filed herewith